OMB APPROVAL
UNITED STATES SECURITIES AND EXCHANGE COMMISSION	OMB Number: 3235-0064 Expires: April 30, 2013 Estimated average burden hours per response. . . . . . 71.7
Washington, D.C. 20549

FORM 10

GENERAL FORM FOR REGISTRATION OF SECURITIES
Pursuant to Section 12(b) or (g) of The Securities Exchange Act of 1934

FUSION GOLF SHAFTS, INC.
(Exact name of registrant as specified in its charter)

Nevada	26-4705769
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

1312 Willmar Avenue Southwest Willmar, Minnesota	56201
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code	Voice: (320) 295-3633	e-mail: dwshafts@gmail.com

Securities to be registered pursuant to Section 12(b) of the Act:

Title of each class	Name of each exchange on which
to be so registered	each class is to be registered

Common Stock

Securities to be registered pursuant to Section 12(g) of the Act:

Common Stock Par Value .001

(Title of class)

 (Title of class)

Indicate by check mark whether the registrant is a large accelerated filer, an accelerated filer, a non-accelerated filer, or a smaller reporting company. See the definitions of “large accelerated filer,” “accelerated filer” and “smaller reporting company” in Rule 12b-2 of the Exchange Act.

Large accelerated filer ☐	Accelerated filer ☐
Non-accelerated filer ☒ (Do not check if a smaller reporting company)	Smaller reporting company ☐

Persons who respond to the collection of information contained in this form are not required to respond unless the form displays a currently valid OMB control number.

INFORMATION REQUIRED IN REGISTRATION STATEMENT

Item 1.      Business

FUSION GOLF SHAFTS, INC.-- Doug Wilmoth, the Company’s president and chief designer, has established an outstanding reputation in designing innovative golf shafts used in playing golf.  Fusion Golf Shafts feature a flex wound manufacturing method making it one of the most stable shafts available in the market.  The shaft is designed to keep the energy in your hands through the full swing of the golf club for better control giving you a smaller disbursement factor (a narrower left-to-right ball flight, with a lasting kick point, giving the ball less spin causing the ball to go farther).

FUSION GOLF SHAFTS, INC. use the very finest quality of carbon fiber and incorporates a proprietary multi-head filament winding manufacturing process.  This process uses a computer controlled, multi-head winder.  The manufacturing is a combination of two processes:  (1) The multi-head filament winding process and (2) applying a nanotech enhancement that involves either dipping or spraying a proprietary resin on the golf shaft.

This series of steps creates a golf shaft that has no seam, making for a consistent, reliable product.  The process of applying the nanotech enhancement has many advantages.  The benefits of working on the nano level will vary, depending on the products enhanced.  Nanotechnology, in the case of graphite golf shafts, increases the surface area of the shafts, thereby creating a tighter molecular structure.  This means that shafts that are enhanced with fusion golf shafts’ nano composite technology have less voids in the fiber, tighter tolerances and can feature lighter weight with more fiber density.  Nano composite technology shafts are also stronger and have a faster recovery with less shaft deformation while transmitting a better feel to the hands of the golfer.

The principal products of the Company are shafts for golf clubs.  A golf club is made up of a head, the piece that strikes the ball, and a shaft which extends upward from the head and is held by the golfer.  The Company does not plan to manufacture or sell golf club heads.  It plans to sell shafts to the golf head manufacturers.

Fusion golf club shafts can be manufactured by several manufacturers in China and the United States.  There is adequate raw material available for their manufacture.  The Company elected to have its shafts manufactured in China because of a cost advantage.

The golf business is an outdoor sport; consequently, most sales of golfing equipment including Fusion shafts take place in the summer.  Fusion golf shafts is not dependent upon any single customer.  They are able to sell their shafts as fast as they receive them from their manufacturer, therefore, there is no backlog of orders.

The golf clubs using the Fusion Golf Shafts are being used by a number of professional golfers.  The Company now feels that it is ready to expand its market.

Market Analysis & Opportunity:  The majority of golf clubs are sold as complete units:  a shaft and a club head.  The Fusion Golf Shafts, Inc. sells its shafts to distributors who may marry it to a golf head, or may sell it to an individual who can select his/her own golf head for a custom club.  Most professional tournament players will select their own golf shafts and heads and have them made into custom golf clubs.  It is estimated by Golf Digest magazine that the market for custom golf shafts in the United States is about $10,000,000 annually.  Fusion Golf Shafts, Inc. management feels that it has potential to grow to 15% or 20% of the national market, and then expand into the world market which is larger than the United States market.  The golfing industry does not seem to be heavily impacted by the recent slow down in the economy.  A major distributor, Dick’s Sporting Goods, has announced that it was profitable last year and is expanding its golf products by buying Golf Galaxy for $240,000,000.  Numerous golf pros on  the Champions’ Tour have Fusion Shafts in their golf bags.  For example, on the Euro Tour four of the top ten used Fusion Shafts and on the San Diego Tournament three out of the top ten used Fusion Shafts.

Competition:

There are many competing golf club manufacturers and several golf shaft manufacturers      which produce similar products.  Mr. Wilmoth feels that his design is superior to any other shaft in the market place.

History: The Company was incorporated in Nevada as Fusion Golf Shafts , Inc. on April 7, 2009, and has no prior history.  Prior to incorporating, Mr. Wilmoth had been designing and selling golf club heads, putters and shafts as a hobby since 1970.

Item 1A  Risk Ractors

Dependence Upon Key Personnel: The Company, in order to successfully implement its growth plans, is dependent upon its current Board of Directors, which includes Doug Wilmoth, President.  The loss of Doug Wilmoth could have a material adverse effect upon the Company’s business prospects.  There can be no assurance that if a change in management occurs, that management will be able to successfully achieve the goals established herein by the Company.

Financial Condition: The Company has a relatively limited operating history. There can be no assurance that the Company will be able to generate sufficient cash flow to cover operating expenses in the future or that the Company will not encounter unanticipated expenses. The Company’s future capital requirements will depend on many factors, including cash flow from operations, competing market developments, and the Company’s ability to market its services successfully.

Difficulty of Planned Expansion;: The Company plans to continue to expand its level of operations.  To manage its growth effectively, the Company must continue to improve and expand its existing resources and production systems. To do so, it must attract, train and motivate qualified managerial, financial, sales and marketing personnel.   There can be no assurance, however, that the Company will be able to successfully achieve these goals.

Fluctuations: Demand for the production and services rendered by the Company may be affected   by general economic and business conditions that tend to be cyclical in nature. Prolonged periods of economic slow-down may also affect the Company’s ability to achieve its anticipated results.

Geographic Concentration of Company’s Operations: The Company’s operations are currently totally dependent on a supply of raw materials and finished products from The Peoples Republic of China.  Adverse political or economic conditions in these areas could adversely impact the Company.

Increases in Costs: The Company’s gross margins are highly sensitive to changes in costs; this sensitivity requires Management to be able to anticipate and react to such changes.  These and other factors may negatively affect costs, quality and the ability of the Company to perform the services it has been contracted to perform. While in the past, Management has been able to anticipate and react to increased costs by adjusting purchasing practices, product changes and price adjustments.  There can be no assurance that it will be able to do so in the future.

Limited Control and Influence on the Company by New Investors:  The officers and directors of the Company will beneficially own more than 52% of the voting rights.  It is anticipated that these individuals will be in a position to control the outcome of all matters requiring shareholder or board approval, including the election of directors. Such influence and control is likely to continue for the foreseeable future and significantly diminishes control and influence, which future shareholders may have on the Company.

Possible Adverse Impact of Penny Stock Regulation: The Securities might be subject to the low-priced security or so-called penny stock rules that impose additional sales practice requirements on broker-dealers who sell such securities. In the event the Securities are characterized as a penny stock, the market liquidity for the Securities could be severely affected. In such an event, the regulations relating to penny stocks could limit the ability of broker-dealers to sell the Securities and, thus, the ability of shareholders to sell their Securities in the secondary market.

Limited Public Market: The Company is not listed on any stock exchange and there is presently  no public market for the shares. There is no assurance that a trading market will develop or be sustained. Accordingly, investors may have difficulty in selling such securities and may have to hold them indefinitely.

Restrictions on Resale:  The federal securities laws and the security laws of the state in which the security holder resides and any other state in which such securities are to be resold may provide additional requirements such as a holding period, publication of information in a securities manual or registration pursuant to the Securities Exchange Act of 1934 before such securities may be resold by the original investor herein.

Effects of Compliance with Government Regulation: The Company is subject to various federal, state and local laws, rules and regulations affecting its businesses and operations. The Company is subject to various licensing regulation and reporting requirements by numerous governmental authorities which may include securities, banking, insurance, building, land use, environmental protection, health and safety and fire agencies in the state or municipality in which the business is located. Difficulties in obtaining or failures to obtain the necessary approvals, licenses or registrations could delay or prevent the development or operation of the business.

Potential Uninsured Losses: The Company has comprehensive insurance including general liability, fire, and extended coverage, which the Company considers adequate.  However, there are certain types of losses that may be uninsurable or not economically insurable. If such a loss should occur, the Company would, to the extent that it is not covered for such loss by insurance, suffer a loss of the capital invested in, as well as anticipated profits and/or cash flow from, such damaged or destroyed properties. Punitive damage awards are generally not covered by insurance thus; any awards of punitive damages as to which the Company may be liable could adversely affect the ability of the Company to continue to conduct its business, to expand its operations or to acquire additional subsidiaries. There is no assurance that any insurance coverage maintained by the Company will be adequate, or that it can continue to obtain and maintain such insurance at all or that the premium costs will not rise to an extent that they adversely affect the Company or the Company’s ability to economically obtain or maintain such insurance.

Item 2.	Financial Information

Mr. Wilmoth, a golf player of many years experience, developed a superior shaft for golf clubs.  Many of his acquaintances in the pro golf tours wanted to buy the shafts from him for their clubs.  In April, 2009, Fusion Golf Shafts, Inc. was organized to market the shafts.  The Company has been financed from personal savings of Mr. Wilmoth and stock sales of $58,500 to a group of his friends.  The initial funding allowed the Company to purchase the dies and mandralls for the manufacture of the club in China.  The first order of clubs cost $20,860 and were immediately sold out for $34,335.  The Company is raising money to increase the number of shafts it can purchase to in turn increase sales.

Item 3.	Properties.

The company operates out of a office of approximately 600 square feet in the residence of the president of the company.  Telephones and secretarial services are supplied on a gratis basis.

Item 4.	Security Ownership of Certain Beneficial Owners and Management.

Title of Class	Name & Address	Amt.	Percent of Class
Common Stock	Hallmark Venture Group, Inc.	500,000	26%
	Beneficial Owner, Robert L. Cashman
	18482 Park Villa Place
	Villa Park, California 92861
Common Stock	Doug Wilmoth	500,000	26%
	1312 Willmar, SW
	Willmar, Minnesota 56201

Item 5.	Directors and Executive Officers.

The following table sets forth the names of the members of the Company’s Board of Directors, Executive Officers, and the position with the Company held by each.

Name	Age	Position

Doug Wilmoth	67	President, Director
Robin D. Arthur	52	Vice President, Director
Robert L. Cashman	78	Secretary and Director

Each director is elected to hold office for a one-year period or until the next annual meeting of shareholders and until his/her successor has been qualified and elected following the one-year of service. The Officers serve at the discretion of the Company’s directors.  There are no understandings between any of the directors or officers of the Company or any other person pursuant to which any officer or director was or is to be selected as an officer or director.

The following is a brief account of business experience for each director and executive officer of the Company:

DOUG WILMOTH- PRESIDENT AND DIRECTOR

Mr. Wilmoth has been working in the golfing industry for many years in various capacities.  In 1970 Mr. Wilmoth designed a new design in golf clubs.  At this time he was trying to get maximum club head speed and control on the head at approximately 100 miles per hour.  He used  a wind tunnel in San Diego for testing knowing that at 100 miles per hour the air flow under and around the club head would create a large vacuum pull on the back of the head.  Mr. Wilmoth designed a club head with channels cut into the top of the club to break the vacuum to release the speed of the head.  The design was very successful.  Forty-one touring golf pros used this club with two major winners:  Jim Colbert won the money tournament; and, Lee Trevino won the Texas Open using this club   At this time, Mr. Wilmoth designed a putter that also proved very successful and worked for a period of time running the manufacturing for Lynx Golf Company.  At this time it was the general consensus of manufacturers’ in the industry, that the design of the golf club head was the key factor in the performance of the golf club.   Mr. Wilmoth started experimenting with the design of different golf club shafts and discovered that it had a great deal to do with the performance of the golf club.  He has gone through dozens of different designs of golf clubs to come up with the final designs of Fusion Golf Shafts.

 ROBIN D. ARTHUR, VICE PRESIDENT AND DIRECTOR

Presently, Mr. Arthur is the owner/president of Arthur Sport Systems located in San Diego, California.  His company provides successful marketing concepts, sales, strategies, structural/player testing, design and international sourcing (China) for composite sporting goods.  His clients include Rawlings, K2, Miken, Golfworks, Wishon Golf, Golfsmith and Golf Galaxy.  The company’s four year sales average $2.4 million per year.  Prior to owning this company, Mr. Arthur was the Director of Graphite Products for three years at Royal Precision in Torrington, Connecticut.  He was responsible for all marketing, sales, design and international sourcing activities and increased sales by 250% for that company.  At Royal Precision in San Diego, Mr. Arthur was hired as a consultant and increased the company’s sales each year by over 100%.  He established a new client base including Callaway, Titleist, Adams, Nike, Golfsmith, Golfworks and Wishon Golf.  He conceived and implemented a successful new cost center and complete product line (graphite shafts) for steel-oriented Royal Precision.  Mr. Arthur’s  experience is a great asset to Fusion Golf Shafts, Inc.  He holds  Bachelor  Degrees from Yale University in Business Administration and Engineering and Applied Science.

ROBERT L. CASHMAN-SECRETARY AND DIRECTOR
Mr. Cashman has a diverse background and brings a wealth of experience to Fusion Golf Shafts, Inc..  He has personally developed from start-up five companies and been involved in the start-up of several more.  Mr. Cashman has been involved in the growth and development of these companies and, with one exception, their ultimate successful sale.  He has directed many transactions including IPO’s, secondary offerings, shell reverse mergers and private placements.  Mr. Cashman has received some prestigious awards from the business community including membership in the Young Presidents Organization, and the INC Magazine Hall of Fame.  Mr. Cashman is a consultant in the complicated business of corporate finance and  public companies. Mr. Cashman has received numerous awards for his continued involvement in civic activities including a member of the Orange County Airport Commission (24 years), operators of the John Wayne Airport, serving on the Governing Board of the local and national YMCA (12 years), and a long term involvement with the Boy Scouts of America on both the local and national basis.  He currently serves on the City of Anaheim’s Work Force Development Board, the city agency that allocates federal funding for educational programs in the city.  Mr. Cashman served as an aviation officer (pilot) in the Korean War, owns and flies his own airplane and serves on the boards of several aviation organizations.  He is a graduate of the University of California, Los Angeles (UCLA).

Item 6.	Executive Compensation.
No compensation is paid nor anticipated to be paid by the company.

Item 7.	Certain Relationships and Related Transactions.
In connection with organizing the company, persons consisting of its officers and directors were issued a total of 1,000,000 shares of common stock at a value of ..001 per share. Hallmark Venture Group, Inc. and its beneficial owner, Robert L. Cashman, Director and Secretary,  received 500,000 shares; Doug Wilmoth, Director and President,  received 500,000 shares.

Item 8.	Legal Proceedings.
None

Item 9.	Market Price of and Dividends on the Registrant's Common Equity and Related Stockholder Matters.
The company’s common stock is not listed for trading and has no established price.  The stock does not pay dividends.

Item 10.	Recent Sales of Unregistered Securities.
The Company has sold during the period of April 7 to December 31, 2009, 193,000 shares of common stock for a total of $58,500 or thirty cents ($0.30) per share.  The sales were made by the president of the Company and no commission was paid.  The sales were made to qualified investors pursuant to the Offering Exemption from Registration with the Securities and Exchange Commission provided by Regulation D, Rule 504 and/or Section 4(2) of the 1933 Act.

Item 11.	Description of Registrant's Securities to be Registered.
The Company is authorized to issue an aggregate seventy-five million (75,000,000) shares of common stock, $0.001 par value.  When issued shares will be fully paid and non-assessable. To date the Company has issued 1,693,000 common shares.

Voting Rights: Holders of shares of common stock are entitled to one vote per share on all matters submitted to a vote of the shareholders. Shares of common stock do not have cumulative voting rights, which mean that the holders of a majority of the shareholder votes eligible to vote and voting for the election of the board of directors can elect all members of the board of directors.

Dividend Rights: Holders of record of shares of common stock are entitled to receive dividends when and if declared by the board of directors out of profits of the Company legally available therefore.

Liquidation Rights: Upon any liquidation, dissolution or winding up of the Company, holders of shares of common stock are entitled to receive pro rata all of the assets of the Company available for distribution to shareholders.

Preemptive Rights: Holders of common stock do not have any preemptive rights to subscribe for or to purchase any stock, obligations or other securities of the Company.

Registrar & Transfer Agent: The Company’s registrar and transfer agent is Integrity Stock Transfer, 3027 East Sunset Road, Suite 103, Las Vegas, Nevada, 89120, Phone:  (702) 317-7757.

Dissenters’ Rights: Under current Nevada law, a shareholder is afforded dissenters’ rights, which, if properly exercised, may require the Company to purchase his/her shares. Dissenters’ rights may include consolidations, reorganizations, substantial asset sales, liquidating distributions, and certain amendments to the Company’s Certificate of Incorporation.

Stock Options: The Company has no stock option plan for its employees and has no current plans to develop one in the immediate future.

Preferred Stock: The Company is also authorized to issue one million (1,000,000) shares of preferred stock. The preferred stock or any series thereof shall have such designations, preferences and relative, participating, optional or special rights and qualifications, limitations or restrictions thereof as shall be expressed in the resolution or resolutions providing for the issue of such stock adopted by the board of directors and may be made dependent upon facts ascertainable outside such resolution or resolutions of the board of directors, provided that the manner in which such facts shall operate upon such designations, preferences, rights and qualifications, limitations or restrictions of such designations, preferences, rights and qualifications, limitations and restrictions of such class or series of stock is clearly and expressly set forth in the resolution or resolutions providing for the issuance of such stock by the board of directors.  The Company has no preferred stock designated or issued.

Item 12. Indemnification of Directors and Officers.
Pursuant to the Nevada Corporation Act, under most circumstances the Company’s Officers and Directors may not be held liable to the Company or its shareholders for errors in judgment or other acts or omissions in the conduct of the Company’s business unless such errors in judgment, acts or omissions constitute fraud, gross negligence or malfeasance.  These provisions do not limit or eliminate the rights of the Company or any shareholder to seek non-monetary relief such as an injunction or rescission in the event of a breach of a director’s duty of care.

The Company’s Bylaws require the Company to indemnify and advance expenses to any person who incurs liability or expense by reason of such person acting as a director of the corporation, to the fullest extent allowed by the Nevada Corporation Act.   This indemnification is mandatory with respect to directors in all circumstances in which indemnification is permitted by the Nevada Corporation Act.  In addition, the Company may, in its sole discretion, indemnify and advance expenses, to the fullest extent allowed by the Nevada Corporation Act, to any person who incurs liability or expense by reason of such person acting as an officer, employee or agent of the Company.

 Item 13. Financial Statements and Supplementary Data.

Financial Statements and Notes to Financial Statements are included in Item 15.

Item 14. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure
No changes or disagreements with Accountants.

Item 15. Financial Statements and Exhibits.

(a)	FINANCIAL STATEMENTS

1.    Independent Auditor’s Report

2.    The Company’s certified Balance Sheet for the period ending March 31, 2010.

3.    The Company’s certified Statement of Income from April 7, 2009, (inception) through March 31, 2010.

4.    The Company’s certified Statement of Shareholders Equity from April 7, 2009,    (inception) through March 31, 2010.

5.	The Company’s certified Statement of Cash Flows from April 7, 2009, (inception) through March 31, 2010.

6.	Consent of Certifying Accountant

(b)	Articles of Incorporation

(c)	Bylaws

SIGNATURES

Pursuant to the requirements of Section 12 of the Securities Exchange Act of 1934, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized.

Fusion Golf Shafts, Inc.
(Registrant)

By:	/s/ Doug Wilmoth
Doug Wilmoth, President

Date:           April 25, 2010

Exhibit 15 (a)  Financial Statements

Independent Auditor’s Report.

Daniel S. Ridler PLLP.……………………………………………………………
Auditing Services	2936 Fairway Drive Northeast, Willmar, MN. 56201
320-235-1012

Report of Independent Registered Public Accounting Firm

Board of Directors

Fusion Golf Shafts, Inc.

(A Development Stage Company)

We have audited the accompanying balance sheets of Fusion Golf Shafts, Inc., a corporation (A Development Stage Company) as of March 31, 2010, and the related statements of income, changes in stockholders’ equity, and cash flows for the period ended March 31, 2010.  These financial statements are the responsibility of the Company’s management.  Our responsibility is to express an opinion on these financial statements based on our audits.

We conduct our audits in accordance with the standards of the Public Company Accounting Oversight Board (United States).  Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement.  An audit includes examining on a test basis, evidence supporting the amounts and disclosures in the financial statements.  An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation.  We believe that our audits provide a reasonable basis for our opinion.

The Company has not generated significant revenues or profits to date.  This factor among others may indicate the Company will be unable to continue as a going concern.  The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing.  The accompanying financial statements do not include any adjustments that might result from the outcome of this uncertainty.

In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of the Company at March 31, 2010, and the results of its operations and its cash flows for the period ended March 31, 2010, in conformity with U.S. generally accepted accounting standards.

Daniel S. Ridler, PLLP

/S/ Daniel S. Ridler, PLLP

April 4, 2010

Fusion Golf Shafts, Inc.
(A Development Stage Company)
Balance Sheets
March 31, 2010

ASSETS
Current Assets
Cash	$0
Accounts receivable	0
Inventories	25,537
Prepaid expenses	0
Total Current Assets	25,537

Fixed Assets
Equipment	14,463

Total Assets	$40,000

LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities	$0

Total Current Liabilities	0

Stockholders' Equity
Common Stock Authorized 75,000,000 par value .001
1,693,000 Issued and Outstanding	$1,693
Additional contributed and paid in capital	$56,807
Deficit accumulated during the development stage	$(18,500)

Total Liabilities and Stockholders' Equity	$40,000

See accompanying notes to financial statements.

Fusion Golf Shafts, Inc.
(A Development Stage Company)
Statement of Income
For the Period From April 7, 2009 (Inception) through March 31, 2010

Sales	$34,335

Cost of Sales
Cost of sales	20,860

Gross Profit	13,475

Marketing and administrative expenses
Marketing & Administrative	31,9 75

Total Expenses	31,975

Loss before taxes	(18,500)

Tax Provisions
Tax provisions	0

Net Loss	$(18,500)

See accompanying notes to financial statements.

Fusion Golf Shafts, Inc.
(A Development Stage Company)
Statement of Shareholders' Equity
For the Period From April 7, 2009 (Inception) through March 31, 2010

				Deficit
				Accumulated
			Additional	During the	Stock
	Common Stock		Paid in	Development	Subscriptions
	Shares	Value	Capital	Stage	Receivable	Total
Balance April 7, 2009	-	$-	$-	$-	$-	$-

Shares issued for services	1,500,000	1,500	0	-	-	0

Shares issued per Stock Purchase Agreement	193,000	193	56,557	-	0	58,500

Net (Loss)	-	-	-	(18,500)	-	(18,500)

Balance March 31, 2010	1,693,000	$1,693	$56,807	$(18,500)	0	$40,000

See accompanying notes to financial statements.

Fusion Golf Shafts, Inc.
(A Development Stage Company)
Statement of Cash Flows
For the Period From April 7, 2009 (Inception) through March 31, 2010

CASH FLOWS FROM OPERATING ACTIVITIES
Net (Loss)	$(18,500)

Changes in Current Assets and Liabilities
(Increase) in Accounts receivable	0
(Increase) in Inventories	(25,537)
(Increase) in Prepaid expenses	0
Increase in Accounts payable	0
Increase in Equipment	(14,463)
Increase in Accrued Payroll	0
Increase in Accrued and withheld taxes	0
NET CASH (USED) BY OPERATING ACTIVITIES	$(58,000)

CASH FLOWS FROM FINANCING ACTIVITIES
Sale of Common stock	58,500

NET CASH PROVIDED FROM FINANCING ACTIVITIES	58,500

CASH AT END OF PERIOD	$0

See accompanying notes to financial statements.

FUSION GOLF SHAFTS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS

March 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

History
Fusion Golf Shafts, Inc (the Company) was formed in the State of Nevada on April 7, 2009.

Cash and Cash Equivalents
For purposes of the statement of cash flows, the Company considers all short-term debt securities to be cash equivalents.

Inventories
Inventories are valued at the lower of cost or market basis using the first-in first-out method of costing.  The breakdown of inventory at March 31, 2010 is as follows:

Raw materials	$0
Parts	25,537
Work in process	0
$25,537
Property and Equipment
Property and equipment are carried at cost.  Maintenance, repairs and renewals are expensed as incurred.  Depreciation of property and equipment is provided for on straight line basis over their estimated useful lives as follows:

Office equipment	5 years
Equipment	10 years
Die and jigs	3 years
Show equipment	5 years
Vehicles	3 years

FUSION GOLF SHAFTS, INC.
(A Development Stage Company)
NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
March 31, 2010

NOTE 1 – SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES - CONTINUED
Warranty Reserves
The major components of the products the Company sells have pass through warranties, from the component manufacturers.  Accordingly, the Company has established a warranty reserve on all units sold of 2.5% of the gross selling price.  Management intends to reevaluate the reserve annually.

Income Taxes
At March 31, 2010, the Company has a net operating loss carry forward of approximately $18,500.  The Company has a March 31st year end.

Use of Estimates
The preparation of consolidated financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect certain reported amounts and disclosures.  Accordingly, actual results could differ from those estimates.

Concentration of Credit Risks
During the period, the Company had deposits in banks less than the FDIC insurance limit.

Development Stage
The Company is classified as a development stage entity, since it devotes most of its activities to establishing business and its principal activities have not yet commenced.

NOTE 2 – EQUITY

Preferred Stock
At April 7, 2009, the Company has 1,000,000 shares of preferred shares authorized, with a par value of $.001.  There are no preferred shares outstanding at March 31, 2010.  The Board of Directors will determine the terms of the preferred stock when the shares are issued.

Common Stock
At April 7, 2009, the Company has 75,000,000 shares of common stock authorized, with a par value of $.001 per share.  There are 1,943,000 shares outstanding as of March 31, 2010.

Stock Subscriptions Receivable
The Company has no stock subscription receivable at March 31, 2010.

NOTE 3 – RELATED PARTIES
The Company has had no transactions with related parties as of March 31, 2010..

NOTE 4 – COMMITMENTS
The Company has no commitments at this time.

NOTE 5 – GOING CONCERN
The Company has not generated significant revenues or profits to date.  This factor among others may indicate the Company will be unable to continue as a going concern.  The Company’s continuation as a going concern depends upon its ability to generate sufficient cash flow to conduct its operations and its ability to obtain additional sources of capital and financing.  The accompanying consolidated financial statements do not include any adjustments that might result from the outcome of this uncertainty.

CONSENT OF CERTIFYING ACCOUNTANT

Fusion Golf Shafts, Inc
1312 Willmar Avenue Southwest
Willmar, Minnesota 56201

We hereby consent to the use in the Form 10 Registration of Securities our report dated March 31, 2010, relating to the Consolidated Financial Statements, Statements of Income, Statement of Changes in Stockholder Equity, and Statements of Cash Flow.   We consent to the use of this report as part of the Form 10 Registration of Securities.

Daniel S. Ridler, PLLP

/s/ Daniel S. Ridler, PLLP

Willmar, Minnesota 56201

April 4, 2010

Exhibit 15 (b)   Articles of Incorporation

STATE OF NEVADA

ROSS MILLER
Secretary of State

SCOTT W. ANDERSON
Deputy Secretary for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Certified Copy

April 7, 2009

Job Number: C20090407-0694
Reference Number: 00002245926-90
Expedite:
Through Date:

The undersigned filing officer hereby certifies that the attached copies are true and exact copies of all requested statements and related subsequent documentation filed with the Secretary of State's Office, Commercial Recordings Division listed on the attached report.

Document Number(s)	Description	Number of Pages
20090325643-54	Articles of Incorporation	1 Pages/1 Copies

Respectfully,

ROSS MILLER
Secretary of State

Certified By: Kathleen Perusse
Certificate Number: C20090407-0694
You may verify this certificate
online at **http://www.nvsos.gov/**

Commercial Recording Division
202 N. Carson Street
Carson City, Nevada 89701-4069
Telephone (775) 684-5708
Fax (775) 684-7138

ROSS MILLER
Secretary of State
206 North Carson Street
Carson City, Nevada 89701-4299
(775) 684-5708
Website: www.nvsos.gov

Articles of Incorporation
(PURSUANT TO NRS CHAPTER 78)

Filed in the office of
Ross Miller
Secretary of State
State of Nevada

Document Number
20090325643-54
Filing Date and Time
04/07/2009 9:10 AM
Entity Number
E0177912009-4

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

1. Name of Corporation:	FUSION GOLF SHAFTS, INC.
2. Registered Agent for Service of Process: (check only one box)	[X] Commercial Registered Agent: Paracorp Incorporated (Name) [ ] Noncommercial Registered Agent (name and address below) **OR** [ ] Office or Position with Entity (name and address below) Name of Noncommercial Registered Agent OR Name of Title of Office or Other Position with Entity Street Address / City / Nevada / Zip Code Mailing Address (if different from street address) / City / Nevada / Zip Code
3. Authorized Stock: (number of shares corporation is authorized to issue)	Number of shares with par value: 75,000,000 Common 1,000,000 Preferred Par value per share: $ .001 Number of shares without par value:
4. Names and Address of the Board of Directors/Trustees: (each Director/Trustee must be a natural person at least 18 years of age; attach additional page if more than two directors/trustees)	1) Robert Cashman (Name) 18482 Park Villa Place (Street Address), Villa Park (City), CA (State), 92861 (Zip Code) 2) Name Street Address / City / State / Zip Code
5. Purpose: (optional; see instructions)	*The purpose of the corporation shall be:* The manufacture and sale of shafts and clubs for playing golf
6. Name, Address and Signature of Incorporator: (attach additional page if more than one incorporator)	MicheleCalkins c/o Paracorp Incorporated (Name) X [signature] Organizer Signature 318 N Carson Street #208 (Address), Carson City (City), NV (State), 89701 (Zip Code)
7. Certificate of Acceptance of Appointment of Resident Agent:	*I hereby accept appointment as Resident Agent for the above named Entity.* X [signature] for Paracorp Incorporated Authorized Signature of Registered Agent or On Behalf of Registered Agent Company April 06, 2009 (Date)

This form must be accompanied by appropriate fees

Nevada Secretary of State Form NRS 86 Articles
Revised on: 7-4-08

Exhibit 15 ( c )      Bylaws

BYLAWS

BYLAWS OF FUSION GOLF SHAFTS, INC.
(A NEVADA CORPORATION)

ARTICLE I
OFFICES

Section 1. Registered Office. The registered office of the corporation in the State of Nevada shall be at 318 North Carson Street, Suite 208, Carson City, Nevada 89701.

Section 2. Other Offices. The corporation shall also have and maintain an office or principal place of business at such place as may be fixed by the Board of Directors, and may also have offices at such other places, both within and without the State of Nevada as the Board of Directors may from time to time determine or the business of the corporation may require.

ARTICLE II
CORPORATE SEAL

Section 3. Corporate Seal. The corporate seal shall consist of a die bearing the name of the corporation and the inscription, "Corporate Seal-Nevada." Said seal may be used by causing it or a facsimile thereof to be impressed or affixed or reproduced or otherwise.

ARTICLE III
STOCKHOLDERS' MEETINGS

Section 4. Place of Meetings. Meetings of the stockholders of the corporation shall be held at such place, either within or without the State of Nevada, as may be designated from time to time by the Board of Directors, or, if not so designated, then at the office of the corporation required to be maintained pursuant to Section 2 hereof.

Section 5. Annual Meeting.

     (a.) The annual meeting of the stockholders of the corporation, for the purpose of election of directors and for such other business as may lawfully come before it, shall be held on such date and at such time as may be designated from time to time by the Board of Directors.

     (b.) At an annual meeting of the stockholders, only such business shall be conducted as shall have been properly brought before the meeting. To be properly brought before an annual meeting, business must be: (A) specified in the notice of meeting (or any supplement thereto) given by or at the direction of the Board of Directors, (B) otherwise properly brought before the meeting by or at the direction of the Board of Directors, or (C) otherwise properly brought before the meeting by a stockholder. For business to be properly brought before an annual meeting by a stockholder, the stockholder must have given timely notice thereof in writing to the Secretary of the corporation. To be timely, a stockholder's notice must be delivered to or mailed and received at the principal executive offices of the corporation not later than the close of business on the sixtieth (60th) day nor earlier than the close of business on the ninetieth (90th) day prior to the first anniversary of the preceding year's annual meeting; provided, however, that in the event that no annual meeting was held in the previous year or the date of the annual meeting has been changed by more than thirty (30) days from the date contemplated at the time of the previous year's proxy statement, notice by the stockholder to be timely must be so received not earlier than the close of business on the ninetieth (90th) day prior to such annual meeting and not later than the close of business on the later of the sixtieth (60th) day prior to such annual meeting or, in the event public announcement of the date of such annual meeting is first made by the corporation fewer than seventy (70) days prior to the date of such annual meeting, the close of business on the tenth (10th) day following the day on which public announcement of the date of such meeting is first made by the corporation. A stockholder's notice to the Secretary shall set forth as to each matter the stockholder proposes to bring before the annual meeting: (i) a brief description of the business desired to be brought before the annual meeting and the reasons for conducting such business at the annual meeting, (ii) the name and address, as they appear on the corporation's books, of the stockholder proposing such business, (iii) the class and number of shares of the corporation which are beneficially owned by the stockholder, (iv) any material interest of the stockholder in such business and (v) any other information that is required to be provided by the stockholder pursuant to Regulation 14A under the Securities Exchange Act of 1934, as amended (the "1934 Act"), in his capacity as a proponent to a stockholder proposal. Notwithstanding the foregoing, in order to include information with respect to a stockholder proposal in the proxy statement and form of proxy for a stockholder's meeting, stockholders must provide notice as required by the regulations promulgated under the 1934 Act. Notwithstanding anything in these Bylaws to the contrary, no business shall be conducted at any annual meeting except in accordance with the procedures set forth in this paragraph (b). The chairman of the annual meeting shall, if the facts warrant, determine and declare at the meeting that business was not properly brought before the meeting and in accordance with the provisions of this paragraph (b), and, if he should so determine, he shall so declare at the meeting that any such business not properly brought before the meeting shall not be transacted.

     (c.) Only persons who are confirmed in accordance with the procedures set forth in this paragraph (c) shall be eligible for election as directors.

Nominations of persons for election to the Board of Directors of the corporation may be made at a meeting of stockholders by or at the direction of the Board of Directors or by any stockholder of the corporation entitled to vote in the election of directors at the meeting who complies with the notice procedures set forth in this paragraph (c). Such nominations, other than those made by or at the direction of the Board of Directors, shall be made pursuant to timely notice in writing to the Secretary of the corporation in accordance with the provisions of paragraph (b) of this Section 5. Such stockholder's notice shall set forth(i) as to each person, if any, whom the stockholder proposes to nominate for election or re-election as a director: (A) the name, age, business address and residence address of such person, (B) the principal occupation or employment of such person, (c) the class and number of shares of the corporation which are beneficially owned by such person, (D) a description of all arrangements or understandings between the stockholder and each nominee and any other person or persons (naming such person or persons) pursuant to which the nominations are to be made by the stockholder, and (E) any other information relating to such person that is required to be disclosed in solicitations of proxies for election of directors, or is otherwise required, in each case pursuant to Regulation 14A under the 1934 Act (including without limitation such person's written consent to being named in the proxy statement, if any, as a nominee and to serving as a director if elected); and (ii) as to such stockholder giving notice, the information required to be provided pursuant to paragraph (b) of this Section 5. At the request of the Board of Directors, any person nominated by a stockholder for election as a director shall furnish to the Secretary of the corporation that information required to be set forth in the stockholder's notice of nomination which pertains to the nominee. No person shall be eligible for election as a director of the corporation unless nominated in accordance with the procedures set forth in this paragraph (c). The chairman of the meeting shall, if the facts warrant, determine and declare at the meeting that a nomination was not made in accordance with the procedures prescribed by these Bylaws, and if he should so determine, he shall so declare at the meeting, and the defective nomination shall be disregarded.

(d.) For purposes of this Section 5, "public announcement" shall mean disclosure in a press release reported by the Dow Jones News Service, Associated Press or comparable national news service or in a document publicly filed by the corporation with the Securities and Exchange Commission pursuant to Section 13, 14 or 15(d) of the Exchange Act.

Section 6. Special Meetings.

     (a.) Special meetings of the stockholders of the corporation may be called, for any purpose or purposes, by (i) the Chairman of the Board of Directors, (ii) the Chief Executive Officer, or (iii) the Board of Directors pursuant to a resolution adopted by a majority of the total number of authorized directors (whether or not there exist any vacancies in previously authorized directorships at the time any such resolution is presented to the Board of Directors for adoption), and shall be held at such place, on such date, and at such time as the Board of Directors, shall determine.

     (b.) If a special meeting is called by any person or persons other than the Board of Directors, the request shall be in writing, specifying the general nature of the business proposed to be transacted, and shall be delivered personally or sent by registered mail or by telegraphic or other facsimile transmission to the Chairman of the Board of Directors, the Chief Executive Officer, or the Secretary of the corporation. No business may be transacted at such special meeting otherwise than specified in such notice. The Board of Directors shall determine the time and place of such special meeting, which shall be held not less than thirty-five (35) nor more than one hundred twenty(120) days after the date of the receipt of the request. Upon determination of the time and place of the meeting, the officer receiving the request shall cause notice to be given to the stockholders entitled to vote, in accordance with the provisions of Section 7 of these Bylaws. If the notice is not given within sixty(60) days after the receipt of the request, the person or persons requesting the meeting may set the time and place of the meeting and give the notice. Nothing contained in this paragraph (b) shall be construed as limiting, fixing, or affecting the time when a meeting of stockholders called by action of the Board of Directors may be held.

Section 7. Notice of Meetings. Except as otherwise provided by law or the

Articles of Incorporation, written notice of each meeting of stockholders shall be given not less than ten (10) nor more than sixty (60) days before the date of the meeting to each stockholder entitled to vote at such meeting, such notice to specify the place, date and hour and purpose or purposes of the meeting. Notice of the time, place and purpose of any meeting of stockholders may be waived in writing, signed by the person entitled to notice thereof, either before or after such meeting, and will be waived by any stockholder by his attendance thereat in person or by proxy, except when the stockholder attends a meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. Any stockholder so waiving notice of such meeting shall be bound by the proceedings of any such meeting in all respects as if due notice thereof had been given.

Section 8. Quorum. At all meetings of stockholders, except where otherwise provided by statute or by the Articles of Incorporation, or by these Bylaws, the presence, in person or by proxy duly authorized, of the holder or holders of not less than one percent (1%) of the outstanding shares of stock entitled to vote shall constitute a quorum for the transaction of business. In the absence of a quorum, any meeting of stockholders may be adjourned, from time to time, either by the chairman of the meeting or by vote of the holders of a majority of the shares represented thereat, but no other business shall be transacted at such meeting. The stockholders present at a duly called or convened meeting, at which a quorum is present, may continue to transact business until adjournment, notwithstanding the withdrawal of enough stockholders to leave less than a quorum. Except as otherwise provided by law, the Articles of Incorporation or these Bylaws, all action taken by the holders of a majority of the votes cast, excluding abstentions, at any meeting at which a quorum is present shall be valid and binding upon the corporation; provided, however, that directors shall be elected by a plurality of the votes of the shares present in person or represented by proxy at the meeting and entitled to vote on the election of directors. Where a separate vote by a class or classes or series is required, except where otherwise provided by the statute or by the Articles of Incorporation or these Bylaws, a majority of the outstanding shares of such class or classes or series, present in person or represented by proxy, shall constitute a quorum entitled to take action with respect to that vote on that matter and, except where otherwise provided by the statute or by the Articles of Incorporation or these Bylaws, the affirmative vote of the majority (plurality, in the case of the election of directors) of the votes cast, including abstentions, by the holders of shares of such class or classes or series shall be the act of such class or classes or series.

Section 9. Adjournment and Notice of Adjourned Meetings. Any meeting of stockholders, whether annual or special, may be adjourned from time to time either by the chairman of the meeting or by the vote of a majority of the shares casting votes, excluding abstentions. When a meeting is adjourned to another time or place, notice need not be given of the adjourned meeting if the time and place thereof are announced at the meeting at which the adjournment is taken. At the adjourned meeting, the corporation may transact any business which might have been transacted at the original meeting. If the adjournment is for more than thirty (30) days or if after the adjournment a new record date is fixed for the adjourned meeting, a notice of the adjourned meeting shall be given to each stockholder of record entitled to vote at the meeting.

Section 10. Voting Rights. For the purpose of determining those stockholders entitled to vote at any meeting of the stockholders, except as otherwise provided by law, only persons in whose names shares stand on the stock records of the corporation on the record date, as provided in Section 12 of these Bylaws, shall be entitled to vote at any meeting of stockholders. Every person entitled to vote shall have the right to do so either in person or by an agent or agents authorized by a proxy granted in accordance with Nevada law. An agent so appointed need not be a stockholder. No proxy shall be voted after three (3) years from its date of creation unless the proxy provides for a longer period.

Section 11. Joint Owners of Stock. If shares or other securities having voting power stand of record in the names of two (2) or more persons, whether fiduciaries, members of a partnership, joint tenants, tenants in common, tenants by the entirety, or otherwise, or if two (2) or more persons have the same fiduciary relationship respecting the same shares, unless the Secretary is given written notice to the contrary and is furnished with a copy of the instrument or order appointing them or creating the relationship wherein it is so provided, their acts with respect to voting shall have the following effect: (a) if only one (1) votes, his act binds all; (b) if more than one (1) votes, the act of the majority so voting binds all; (c) if more than one (1) votes, but the vote is evenly split on any particular matter, each faction may vote the securities in question proportionally, or may apply to the Nevada Court for relief as provided in the General Corporation Law of Nevada, (b). If the instrument filed with the Secretary shows that any such tenancy is held in unequal interests, a majority or even-split for the purpose of subsection (c) shall be a majority or even-split in interest.

Section 12. List of Stockholders. The Secretary shall prepare and make, at least ten (10) days before every meeting of stockholders, a complete list of the stockholders entitled to vote at said meeting, arranged in alphabetical order, showing the address of each stockholder and the number of shares registered in the name of each stockholder. Such list shall be open to the examination of any stockholder, for any purpose germane to the meeting, during ordinary business hours, for a period of at least ten (10) days prior to the meeting, either at a place within the city where the meeting is to be held, which place shall be specified in the notice of the meeting, or, if not specified, at the place where the meeting is to be held. The list shall be produced and kept at the time and place of meeting during the whole time thereof and may be inspected by any stockholder who is present.

Section 13. Action Without Meeting. No action shall be taken by the stockholders except at an annual or special meeting of stockholders called in accordance with these Bylaws, or by the written consent of all stockholders.

Section 14. Organization.

   (a.) At every meeting of stockholders, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or, if the President is absent, a chairman of the meeting chosen by a majority in interest of the stockholders entitled to vote, present in person or by proxy, shall act as chairman. The Secretary, or, in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

     (b.) The Board of Directors of the corporation shall be entitled to make such rules or regulations for the conduct of meetings of stockholders as it shall deem necessary, appropriate or convenient. Subject to such rules and regulations of the Board of Directors, if any, the chairman of the meeting shall have the right and authority to prescribe such rules, regulations and procedures and to do all such acts as, in the judgment of such chairman, are necessary, appropriate or convenient for the proper conduct of the meeting, including, without limitation, establishing an agenda or order of business for the meeting, rules and procedures for maintaining order at the meeting and the safety of those present, limitations on participation in such meeting to stockholders of record of the corporation and their duly authorized and constituted proxies and such other persons as the chairman shall permit, restrictions on entry to the meeting after the time fixed for the commencement thereof, limitations on the time allotted to questions or comments by participants and regulation of the opening and closing of the polls for balloting on matters which are to be voted on by ballot. Unless and to the extent determined by the Board of Directors or the chairman of the meeting, meetings of stockholders shall not be required to be held in accordance with rules of parliamentary procedure.

ARTICLE IV
DIRECTORS

Section 15. Number and Qualification. The authorized number of directors of the corporation shall be not less than one (1) nor more than twelve (12) as fixed from time to time by resolution of the Board of Directors; provided that no decrease in the number of directors shall shorten the term of any incumbent directors. Directors need not be stockholders unless so required by the Articles of Incorporation. If for any cause, the directors shall not have been elected at an annual meeting, they may be elected as soon thereafter as convenient at a special meeting of the stockholders called for that purpose in the manner provided in these Bylaws.

Section 16. Powers. The powers of the corporation shall be exercised, its business conducted and its property controlled by the Board of Directors, except as may be otherwise provided by statute or by the Articles of Incorporation.

Section 17. Election and Term of Office of Directors. Members of the Board of Directors shall hold office for the terms specified in the Articles of Incorporation, as it may be amended from time to time, and until their successors have been elected as provided in the Articles of Incorporation.

Section 18. Vacancies. Unless otherwise provided in the Articles of Incorporation, any vacancies on the Board of Directors resulting from death, resignation, disqualification, removal or other causes and any newly created directorships resulting from any increase in the number of directors, shall unless the Board of Directors determines by resolution that any such vacancies or newly created directorships shall be filled by stockholder vote, be filled\ only by the affirmative vote of a majority of the directors then in office, even though less than a quorum of the Board of Directors. Any director elected in accordance with the preceding sentence shall hold office for the remainder of the full term of the director for which the vacancy was created or occurred and until such director's successor shall have been elected and qualified. A vacancy in the Board of Directors shall be deemed to exist under this Bylaw in the case of the death, removal or resignation of any director.

Section 19. Resignation. Any director may resign at any time by delivering his written resignation to the Secretary, such resignation to specify whether it will be effective at a particular time, upon receipt by the Secretary or at the pleasure of the Board of Directors. If no such specification is made, it shall be deemed effective at the pleasure of the Board of Directors. When one or more directors shall resign from the Board of Directors, effective at a future date, a majority of the directors then in office, including those who have so resigned, shall have power to fill such vacancy or vacancies, the vote thereon to take effect when such resignation or resignations shall become effective, and each director so chosen shall hold office for the unexpired portion of the term of the director whose place shall be vacated and until his successor shall have been duly elected and qualified.

Section 20. Removal. Subject to the Articles of Incorporation, any director may be removed by:

     (a.) the affirmative vote of the holders of a majority of the outstanding shares of the Corporation then entitled to vote, with or without cause; or

     (b.) the affirmative and unanimous vote of a majority of the directors of the Corporation, with the exception of the vote of the directors to be removed, with or without cause.

Section 21. Meetings.

     (a.) Annual Meetings. The annual meeting of the Board of Directors shall be held immediately after the annual meeting of stockholders and at the place where such meeting is held. No notice of an annual meeting of the Board of Directors shall be necessary and such meeting shall be held for the purpose of electing officers and transacting such other business as may lawfully come before it.

     (b.) Regular Meetings. Except as hereinafter otherwise provided, regular meetings of the Board of Directors shall be held in the office of the corporation required to be maintained pursuant to Section 2 hereof. Unless otherwise restricted by the Articles of Incorporation, regular meetings of the Board of Directors may also be held at any place within or without the state of Nevada which has been designated by resolution of the Board of Directors or the written consent of all directors.

     (c.) Special Meetings. Unless otherwise restricted by the Articles of Incorporation, special meetings of the Board of Directors may be held at any time and place within or without the State of Nevada whenever called by the Chairman of the Board, the President or any two of the directors.

     (d.) Telephone Meetings. Any member of the Board of Directors, or of any committee thereof, may participate in a meeting by means of conference telephone or similar communications equipment by means of which all persons participating in the meeting can hear each other, and participation in a meeting by such means shall constitute presence in person at such meeting.

     (e.) Notice of Meetings. Notice of the time and place of all special meetings of the Board of Directors shall be orally or in writing, by telephone, facsimile, telegraph or telex, during normal business hours, at least twenty-four (24) hours before the date and time of the meeting, or sent in writing to each director by first class mail, charges prepaid, at least three(3) days before the date of the meeting. Notice of any meeting may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends the meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened.

     (f.) Waiver of Notice. The transaction of all business at any meeting of the Board of Directors, or any committee thereof, however called or noticed, or wherever held, shall be as valid as though had at a meeting duly held after regular call and notice, if a quorum be present and if, either before or after the meeting, each of the directors not present shall sign a written waiver of notice. All such waivers shall be filed with the corporate records or made a part of the minutes of the meeting.

Section 22. Quorum and Voting.

     (a.) Unless the Articles of Incorporation requires a greater number and except with respect to indemnification questions arising under Section 43 hereof, for which a quorum shall be one-third of the exact number of directors fixed from time to time in accordance with the Articles of Incorporation, a quorum of the Board of Directors shall consist of a majority of the exact number of directors fixed from time to time by the Board of Directors in accordance with the Articles of Incorporation provided, however, at any meeting whether a quorum be present or otherwise, a majority of the directors present may adjourn from time to time until the time fixed for the next regular meeting of the Board of Directors, without notice other than by announcement at the meeting.

     (b.) At each meeting of the Board of Directors at which a quorum is present, all questions and business shall be determined by the affirmative vote of a majority of the directors present, unless a different vote be required by law, the Articles of Incorporation or these Bylaws.

Section 23. Action Without Meeting. Unless otherwise restricted by the Articles of Incorporation or these Bylaws, any action required or permitted to be taken at any meeting of the Board of Directors or of any committee thereof may be taken without a meeting, if all members of the Board of Directors or committee, as the case may be, consent thereto in writing, and such writing or writings are filed with the minutes of proceedings of the Board of Directors or committee.

Section 24. Fees and Compensation. Directors shall be entitled to such compensation for their services as may be approved by the Board of Directors, including, if so approved, by resolution of the Board of Directors, a fixed sum and expenses of attendance, if any, for attendance at each regular or special meeting of the Board of Directors and at any meeting of a committee of the Board of Directors. Nothing herein contained shall be construed to preclude any director from serving the corporation in any other capacity as an officer, agent, employee, or otherwise and receiving compensation therefore.

Section 25. Committees.

     (a.) Executive Committee. The Board of Directors may by resolution passed by a majority of the whole Board of Directors appoint an Executive Committee to consist of one (1) or more members of the Board of Directors. The Executive Committee, to the extent permitted by law and provided in the resolution of the Board of Directors shall have and may exercise all the powers and authority of the Board of Directors in the management of the business and affairs of the corporation, including without limitation the power or authority to declare a dividend, to authorize the issuance of stock and to adopt a certificate of ownership and merger, and may authorize the seal of the corporation to be affixed to all papers which may require it; but no such committee shall have the power or authority in reference to amending the Articles of Incorporation(except that a committee may, to the extent authorized in the resolution or resolutions providing for the issuance of shares of stock adopted by the Board of Directors fix the designations and any of the preferences or rights of such shares relating to dividends, redemption, dissolution, any distribution of assets of the corporation or the conversion into, or the exchange of such shares for, shares of any other class or classes or any other series of the same or any other class or classes of stock of the corporation or fix the number of shares of any series of stock or authorize the increase or decrease of the shares of any series), adopting an agreement of merger or consolidation, recommending to the stockholders the sale, lease or exchange of all or substantially all of the corporation's property and assets, recommending to the stockholders a dissolution of the corporation or a revocation of a dissolution, or amending the bylaws of the corporation.

     (b.) Other Committees. The Board of Directors may, by resolution passed by a majority of the whole Board of Directors, from time to time appoint such other committees as may be permitted by law. Such other committees appointed by the Board of Directors shall consist of one (1) or more members of the Board of Directors and shall have such powers and perform such duties as may be prescribed by the resolution or resolutions creating such committees, but in no event shall such committee have the powers denied to the Executive Committee in these Bylaws.

     (c.) Term. Each member of a committee of the Board of Directors shall serve a term on the committee coexistent with such member's term on the Board of Directors. The Board of Directors, subject to the provisions of subsections (a) or (b) of this Bylaw may at any time increase or decrease the number of members of a committee or terminate the existence of a committee. The membership of a committee member shall terminate on the date of his death or voluntary resignation from the committee or from the Board of Directors. The Board of Directors may at any time for any reason remove any individual committee member and the Board of Directors may fill any committee vacancy created by death, resignation, removal or increase in the number of members of the committee. The Board of Directors may designate one or more directors as alternate members of any committee, who may replace any absent or disqualified member at any meeting of the committee, and, in addition, in the absence or disqualification of any member of a committee, the member or members thereof present at any meeting and not disqualified from voting, whether or not he or they constitute a quorum, may unanimously appoint another member of the Board of Directors to act at the meeting in the place of any such absent or disqualified member.

     (d.) Meetings. Unless the Board of Directors shall otherwise provide, regular meetings of the Executive Committee or any other committee appointed pursuant to this Section 25 shall be held at such times and places as are determined by the Board of Directors, or by any such committee, and when notice thereof has been given to each member of such committee, no further notice of such regular meetings need be given thereafter. Special meetings of any such committee may be held at any place which has been determined from time to time by such committee, and may be called by any director who is a member of such committee, upon written notice to the members of such committee of the time and place of such special meeting given in the manner provided for the giving of written notice to members of the Board of Directors of the time and place of special meetings of the Board of Directors. Notice of any special meeting of any committee may be waived in writing at any time before or after the meeting and will be waived by any director by attendance thereat, except when the director attends such special meeting for the express purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting is not lawfully called or convened. A majority of the authorized number of members of any such committee shall constitute a quorum for the transaction of business, and the act of a majority of those present at any meeting at which a quorum is present shall be the act of such committee.

Section 26. Organization. At every meeting of the directors, the Chairman of the Board of Directors, or, if a Chairman has not been appointed or is absent, the President, or if the President is absent, the most senior Vice President, or, in the absence of any such officer, a chairman of the meeting chosen by a majority of the directors present, shall preside over the meeting. The Secretary, or in his absence, an Assistant Secretary directed to do so by the President, shall act as secretary of the meeting.

ARTICLE V
OFFICERS

Section 27. Officers Designated. The officers of the corporation shall include, if and when designated by the Board of Directors, the Chairman of the Board of Directors, the Chief Executive Officer, the President, one or more Vice Presidents, the Secretary, the Chief Financial Officer, the Treasurer, the Controller, all of whom shall be elected at the annual organizational meeting of the Board of Direction. The Board of Directors may also appoint one or more Assistant Secretaries, Assistant Treasurers, Assistant Controllers and such other officers and agents with such powers and duties as it shall deem necessary. The Board of Directors may assign such additional titles to one or more of the officers as it shall deem appropriate. Any one person may hold any number of offices of the corporation at any one time unless specifically prohibited therefore by law. The salaries and other compensation of the officers of the corporation shall be fixed by or in the manner designated by the Board of Directors.

 Section 28. Tenure and Duties of Officers.

     (a.) General. All officers shall hold office at the pleasure of the Board of Directors and until their successors shall have been duly elected and qualified, unless sooner removed. Any officer elected or appointed by the Board of Directors may be removed at any time by the Board of Directors. If the office of any officer becomes vacant for any reason, the vacancy may be filled by the Board of Directors.

     (b.) Duties of Chairman of the Board of Directors. The Chairman of the Board of Directors, when present, shall preside at all meetings of the stockholders and the Board of Directors. The Chairman of the Board of Directors shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. If there is no President, then the Chairman of the Board of Directors shall also serve as the Chief Executive Officer of the corporation and shall have the powers and duties prescribed in paragraph (c) of this Section 28.

     (c.) Duties of President. The President shall preside at all meetings of the stockholders and at all meetings of the Board of Directors, unless the Chairman of the Board of Directors has been appointed and is present. Unless some other officer has been elected Chief Executive Officer of the corporation, the President shall be the chief executive officer of the corporation and shall, subject to the control of the Board of Directors, have general supervision, direction and control of the business and officers of the corporation. The President shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time.

     (d.) Duties of Vice Presidents. The Vice Presidents may assume and perform the duties of the President in the absence or disability of the President or whenever the office of President is vacant. The Vice Presidents shall perform other duties commonly incident to their office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

     (e.) Duties of Secretary. The Secretary shall attend all meetings of the stockholders and of the Board of Directors and shall record all acts and proceedings thereof in the minute book of the corporation. The Secretary shall give notice in conformity with these Bylaws of all meetings of the stockholders and of all meetings of the Board of Directors and any committee thereof requiring notice. The Secretary shall perform all other duties given him in these Bylaws and other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors shall designate from time to time. The President may direct any Assistant Secretary to assume and perform the duties of the Secretary in the absence or disability of the Secretary, and each Assistant Secretary shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

     (f.) Duties of Chief Financial Officer. The Chief Financial Officer shall keep or cause to be kept the books of account of the corporation in a thorough and proper manner and shall render statements of the financial affairs of the corporation in such form and as often as required by the Board of Directors or the President. The Chief Financial Officer, subject to the order of the Board of Directors, shall have the custody of all funds and securities of the corporation. The Chief Financial Officer shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time. The President may direct the Treasurer or any Assistant Treasurer, or the Controller or any Assistant Controller to assume and perform the duties of the Chief Financial Officer in the absence or disability of the Chief Financial Officer, and each Treasurer and Assistant Treasurer and each Controller and Assistant Controller shall perform other duties commonly incident to his office and shall also perform such other duties and have such other powers as the Board of Directors or the President shall designate from time to time.

     Section 29. Delegation of Authority. The Board of Directors may from time to time delegate the powers or duties of any officer to any other officer or agent, notwithstanding any provision hereof.

     Section 30. Resignations. Any officer may resign at any time by giving written notice to the Board of Directors or to the President or to the Secretary. Any such resignation shall be effective when received by the person or persons to whom such notice is given, unless a later time is specified therein, in which event the resignation shall become effective at such later time. Unless otherwise specified in such notice, the acceptance of any such resignation shall not be necessary to make it effective. Any resignation shall be without prejudice to the rights, if any, of the corporation under any contract with the resigning officer.

     Section 31. Removal. Any officer may be removed from office at any time, either with or without cause, by the affirmative vote of a majority of the directors in office at the time, or by the unanimous written consent of the directors in office at the time, or by any committee or superior officers upon whom such power of removal may have been conferred by the Board of Directors.

ARTICLE VI
EXECUTION OF CORPORATE INSTRUMENTS AND VOTING OF SECURITIES
OWNED BY THE CORPORATION

Section 32. Execution of Corporate Instrument. The Board of Directors may, in its discretion, determine the method and designate the signatory officer or officers, or other person or persons, to execute on behalf of the corporation any corporate instrument or document, or to sign on behalf of the corporation the corporate name without limitation, or to enter into contracts on behalf of the corporation, except where otherwise provided by law or these Bylaws, and such execution or signature shall be binding upon the corporation.

Unless otherwise specifically determined by the Board of Directors or otherwise required by law, promissory notes, deeds of trust, mortgages and other evidences of indebtedness of the corporation, and other corporate instruments or documents requiring the corporate seal, and certificates of shares of stock owned by the corporation, shall be executed, signed or endorsed by the Chairman of the Board of Directors, or the President or any Vice President, and by the Secretary or Treasurer or any Assistant Secretary or Assistant Treasurer. All other instruments and documents requiting the corporate signature, but not requiring the corporate seal, may be executed as aforesaid or in such other manner as may be directed by the Board of Directors.

All checks and drafts drawn on banks or other depositaries on funds to the credit of the corporation or in special accounts of the corporation shall be signed by such person or persons as the Board of Directors shall authorize so to do.

Unless authorized or ratified by the Board of Directors or within the agency power of an officer, no officer, agent or employee shall have any power or authority to bind the corporation by any contract or engagement or to pledge its credit or to render it liable for any purpose or for any amount.

Section 33. Voting of Securities Owned by the Corporation. All stock and other securities of other corporations owned or held by the corporation for itself, or for other parties in any capacity, shall be voted, and all proxies with respect thereto shall be executed, by the person authorized so to do by resolution of the Board of Directors, or, in the absence of such authorization, by the Chairman of the Board of Directors, the Chief Executive Officer, the President, or any Vice President.

ARTICLE VII
SHARES OF STOCK

Section 34. Form and Execution of Certificates. Certificates for the shares of stock of the corporation shall be in such form as is consistent with the Articles of Incorporation and applicable law. Every holder of stock in the corporation shall be entitled to have a certificate signed by or in the name of the corporation by the Chairman of the Board of Directors, or the President or any Vice President and by the Treasurer or Assistant Treasurer or the Secretary or Assistant Secretary, certifying the number of shares owned by him in the corporation. Any or all of the signatures on the certificate may be facsimiles. In case any officer, transfer agent, or registrar who has signed or whose facsimile signature has been placed upon a certificate shall have ceased to be such officer, transfer agent, or registrar before such certificate is issued, it may be issued with the same effect as if he were such officer, transfer agent, or registrar at the date of issue. Each certificate shall state upon the face or back thereof, in full or in summary, all of the powers, designations, preferences, and rights, and the limitations or restrictions of the shares authorized to be issued or shall, except as otherwise required by law, set forth on the face or back a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative, participating, optional, or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Within a reasonable time after the issuance or transfer of uncertificated stock, the corporation shall send to the registered owner thereof a written notice containing the information required to be set forth or stated on certificates pursuant to this section or otherwise required by law or with respect to this section a statement that the corporation will furnish without charge to each stockholder who so requests the powers, designations, preferences and relative participating, optional or other special rights of each class of stock or series thereof and the qualifications, limitations or restrictions of such preferences and/or rights. Except as otherwise expressly provided by law, the rights and obligations of the holders of certificates representing stock of the same class and series shall be identical.

Section 35. Lost Certificates. A new certificate or certificates shall be issued in place of any certificate or certificates theretofore issued by the corporation alleged to have been lost, stolen, or destroyed, upon the making of an affidavit of that fact by the person claiming the certificate of stock to be lost, stolen, or destroyed. The corporation may require, as a condition precedent to the issuance of a new certificate or certificates, the owner of such lost, stolen, or destroyed certificate or certificates, or his legal representative, to advertise the same in such manner as it shall require or to give the corporation a surety bond in such form and amount as it may direct as indemnity against any claim that may be made against the corporation with respect to the certificate alleged to have been lost, stolen, or destroyed.

Section 36. Transfers.

     (a.) Transfers of record of shares of stock of the corporation shall be made only upon its books by the holders thereof, in person or by attorney duly authorized, and upon the surrender of a properly endorsed certificate or certificates for a like number of shares.

     (b.) The corporation shall have power to enter into and perform any agreement with any number of stockholders of any one or more classes of stock of the corporation to restrict the transfer of shares of stock of the corporation of any one or more classes owned by such stockholders in any manner not prohibited by the General Corporation Law of Nevada.

Section 37. Fixing Record Dates.

     (a.) In order that the corporation may determine the stockholders entitled to notice of or to vote at any meeting of stockholders or any adjournment thereof, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted by the Board of Directors, and which record date shall not be more than sixty (60) nor less than ten (10) days before the date of such meeting. If no record date is fixed by the Board of Directors, the record date for determining stockholders entitled to notice of or to vote at a meeting of stockholders shall be at the close of business on the day next preceding the day on which notice is given, or if notice is waived, at the close of business on the day next preceding the day on which the meeting is held. A determination of stockholders of record entitled to notice of or to vote at a meeting of stockholders shall apply to any adjournment of the meeting; provided, however, that the Board of Directors may fix a new record date for the adjourned meeting.

     (b.) In order that the corporation may determine the stockholders entitled to receive payment of any dividend or other distribution or allotment of any rights or the stockholders entitled to exercise any rights in respect of any change, conversion or exchange of stock, or for the purpose of any other lawful action, the Board of Directors may fix, in advance, a record date, which record date shall not precede the date upon which the resolution fixing the record date is adopted, and which record date shall be not more than sixty (60) days prior to such action. If no record date is filed, the record date for determining stockholders for any such purpose shall be at the close of business on the day on which the Board of Directors adopts the resolution relating thereto. Section 38. Registered Stockholders. The corporation shall be entitled to recognize the exclusive right of a person registered on its books as the owner of shares to receive dividends, and to vote as such owner, and shall not be bound to recognize any equitable or other claim to or interest in such share or shares on the part of any other person whether or not it shall have express or other notice thereof, except as otherwise provided by the laws of Nevada.

ARTICLE VIII
OTHER SECURITIES OF THE CORPORATION

Section 39. Execution of Other Securities. All bonds, debentures and other corporate securities of the corporation, other than stock certificates (covered in Section 34), may be signed by the Chairman of the Board of Directors, the President or any Vice President, or such other person as may be authorized by the Board of Directors, and the corporate seal impressed thereon or a facsimile of such seal imprinted thereon and attested by the signature of the Secretary or an Assistant Secretary, or the Chief Financial Officer or Treasurer or an Assistant Treasurer; provided, however, that where any such bond, debenture or other corporate security shall be authenticated by the manual signature, or where permissible facsimile signature, of a trustee under an indenture pursuant to which such bond, debenture or other corporate security shall be issued, the signatures of the persons signing and attesting the corporate seal on such bond, debenture or other corporate security may be the imprinted facsimile of the signatures of such persons. Interest coupons appertaining to any such bond, debenture or other corporate security, authenticated by a trustee as aforesaid, shall be signed by the Treasurer or an Assistant Treasurer of the corporation or such other person as may be authorized by the Board of Directors, or bear imprinted thereon the facsimile signature of such person. In case any officer who shall have signed or attested any bond, debenture or other corporate security, or whose facsimile signature shall appear thereon or on any such interest coupon, shall have ceased to be such officer before the bond, debenture or other corporate security so signed or attested shall have been delivered, such bond, debenture or other corporate security nevertheless may be adopted by the corporation and issued and delivered as though the person who signed the same or whose facsimile signature shall have been used thereon had not ceased to be such officer of the corporation.

ARTICLE IX
DIVIDENDS

Section 40. Declaration of Dividends. Dividends upon the capital stock of the corporation, subject to the provisions of the Articles of Incorporation, if any, may be declared by the Board of Directors pursuant to law at any regular or special meeting. Dividends may be paid in cash, in property, or in shares of the capital stock, subject to the provisions of the Articles of Incorporation. Section 41. Dividend Reserve. Before payment of any dividend, there may be set aside out of any funds of the corporation available for dividends such sum or sums as the Board of Directors from time to time, in their absolute discretion, think proper as a reserve or reserves to meet contingencies, or for equalizing dividends, or for repairing or maintaining any property of the corporation, or for such other purpose as the Board of Directors shall think conducive to the interests of the corporation, and the Board of Directors may modify or abolish any such reserve in the manner in which it was created.

ARTICLE X
FISCAL YEAR

Section 42. Fiscal Year. The fiscal year of the corporation shall be fixed by resolution of the Board of Directors.

ARTICLE XI
INDEMNIFICATION

Section 43. Indemnification of Directors, Executive Officers, Other Officers, Employees and Other Agents.

     (a.) Directors Officers. The corporation shall indemnify its directors and officers to the fullest extent not prohibited by the Nevada General Corporation Law; provided, however, that the corporation may modify the extent of such indemnification by individual contracts with its directors and officers; and, provided, further, that the corporation shall not be required to indemnify any director or officer in connection with any proceeding (or part thereof) initiated by such person unless (i) such indemnification is expressly required to be made by law, (ii) the proceeding was authorized by the Board of Directors of the corporation, (iii) such indemnification is provided by the corporation, in its sole discretion, pursuant to the powers vested in the corporation under the Nevada General Corporation Law or (iv) such indemnification is required to be made under subsection (d).

     (b.) Employees and Other Agents. The corporation shall have power to indemnify its employees and other agents as set forth in the Nevada General Corporation Law.

     (c.) Expense. The corporation shall advance to any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director or officer, of the corporation, or is or was serving at the request of the corporation as a director or executive officer of another corporation, partnership, joint venture, trust or other enterprise, prior to the final disposition of the proceeding, promptly following request therefore, all expenses incurred by any director or officer in connection with such proceeding upon receipt of an undertaking by or on behalf of such person to repay said mounts if it should be determined ultimately that such person is not entitled to be indemnified under this Bylaw or otherwise.

Notwithstanding the foregoing, unless otherwise determined pursuant to paragraph(e) of this Bylaw, no advance shall be made by the corporation to an officer of the corporation (except by reason of the fact that such officer is or was a director of the corporation in which event this paragraph shall not apply) in any action, suit or proceeding, whether civil, criminal, administrative or investigative, if a determination is reasonably and promptly made (i) by the Board of Directors by a majority vote of a quorum consisting of directors who were not parties to the proceeding, or (ii) if such quorum is not obtainable, or, even if obtainable, a quorum of disinterested directors so directs, by independent legal counsel in a written opinion, that the facts known to the decision-making party at the time such determination is made demonstrate clearly and convincingly that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed to the best interests of the corporation.

     (d.) Enforcement. Without the necessity of entering into an express contract, all rights to indemnification and advances to directors and officers under this Bylaw shall be deemed to be contractual rights and be effective to the same extent and as if provided for in a contract between the corporation and the director or officer. Any right to indemnification or advances granted by this Bylaw to a director or officer shall be enforceable by or on behalf of the person holding such right in any court of competent jurisdiction if (i) the claim for indemnification or advances is denied, in whole or in part, or (ii) no disposition of such claim is made within ninety (90) days of request therefore. The claimant in such enforcement action, if successful in whole or in part, shall be entitled to be paid also the expense of prosecuting his claim. In connection with any claim for indemnification, the corporation shall be entitled to raise as a defense to any such action that the claimant has not met the standard of conduct that make it permissible under the Nevada General Corporation Law for the corporation to indemnify the claimant for the amount claimed. In connection with any claim by an officer of the corporation (except in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that such officer is or was a director of the corporation) for advances, the corporation shall be entitled to raise a defense as to any such action clear and convincing evidence that such person acted in bad faith or in a manner that such person did not believe to be in or not opposed in the best interests of the corporation, or with respect to any criminal action or proceeding that such person acted without reasonable cause to believe that his conduct was lawful. Neither the failure of the corporation (including its Board of Directors, independent legal counsel or its stockholders) to have made a determination prior to the commencement of such action that indemnification of the claimant is proper in the circumstances because he has met the applicable standard of conduct set forth in the Nevada General Corporation Law, nor an actual determination by the corporation (including its Board of Directors, independent legal counsel or its stockholders) that the claimant has not met such applicable standard of conduct, shall be a defense to the action or create a presumption that claimant has not met the applicable standard of conduct. In any suit brought by a director or officer to enforce a right to indemnification or to an advancement of expenses hereunder, the burden of proving that the director or officer is not entitled to be indemnified, or to such advancement of expenses, under this Article XI or otherwise shall be on the corporation.

     (e.) Non-Exclusivity of Rights. The rights conferred on any person by this Bylaw shall not be exclusive of any other right which such person may have or hereafter acquire under any statute, provision of the Articles of Incorporation, Bylaws, agreement, vote of stockholders or disinterested directors or otherwise, both as to action in his official capacity and as to action in another capacity while holding office. The corporation is specifically authorized to enter into individual contracts with any or all of its directors, officers, employees or agents respecting indemnification and advances, to the fullest extent not prohibited by the Nevada General Corporation Law.

     (f.) Survival of Rights. The rights conferred on any person by this Bylaw shall continue as to a person who has ceased to be a director, officer, employee or other agent and shall inure to the benefit of the heirs, executors and administrators of such a person.

     (g.) Insurance. To the fullest extent permitted by the Nevada General Corporation Law, the corporation, upon approval by the Board of Directors, may purchase insurance on behalf of any person required or permitted to be indemnified pursuant to this Bylaw.

     (h.) Amendments. Any repeal or modification of this Bylaw shall only be prospective and shall not affect the rights under this Bylaw in effect at the time of the alleged occurrence of any action or omission to act that is the cause of any proceeding against any agent of the corporation.

     (i.) Saving Clause. If this Bylaw or any portion hereof shall be invalidated on any ground by any court of competent jurisdiction, then the corporation shall nevertheless indemnify each director and officer to the full extent not prohibited by any applicable portion of this Bylaw that shall not have been invalidated, or by any other applicable law.

     (j.) Certain Definitions. For the purposes of this Bylaw, the following definitions shall apply:

     (i.) The term "proceeding" shall be broadly construed and shall include, without limitation, the investigation, preparation, prosecution, defense, settlement, arbitration and appeal of, and the giving of testimony in, any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative.

     (ii.) The term "expenses" shall be broadly construed and shall include, without limitation, court costs, attorneys' fees, witness fees, fines, amounts paid in settlement or judgment and any other costs and expenses of any nature or kind incurred in connection with any proceeding.

     (iii.) The term the "corporation" shall include, in addition to the resulting corporation, any constituent corporation (including any constituent of a constituent) absorbed in a consolidation or merger which, if its separate existence had continued, would have had power and authority to indemnify its directors, officers, and employees or agents, so that any person who is or was a director, officer, employee or agent of such constituent corporation, or is or was serving at the request of such constituent corporation as a director, officer, employee or agent or another corporation, partnership, joint venture, trust or other enterprise, shall stand in the same position under the provisions of this Bylaw with respect to the resulting or surviving corporation as he would have with respect to such constituent corporation if its separate existence had continued.

        (iv.) References to a "director," "executive officer," "officer," "employee," or "agent" of the corporation shall include, without limitation, situations where such person is serving at the request of the corporation as, respectively, a director, executive officer, officer, employee, trustee or agent of another corporation, partnership, joint venture, trust or other enterprise.

    (v.) References to "other enterprises" shall include employee benefit plans; references to "fines" shall include any excise taxes assessed on a person with respect to an employee benefit plan; and references to "serving at the request of the corporation" shall include any service as a director, officer, employee or agent of the corporation which imposes duties on, or involves services by, such director, officer, employee, or agent with respect to an employee benefit plan, its participants, or beneficiaries; and a person who acted in good faith and in a manner he reasonably believed to be in the interest of the participants and beneficiaries of an employee benefit plan shall be deemed to have acted in a manner "not opposed to the best interests of the corporation" as referred to in this Bylaw.

ARTICLE XII
NOTICES

Section 44. Notices.

     (a.) Notice to Stockholders. Whenever, under any provisions of these Bylaws, notice is required to be given to any stockholder, it shall be given in writing, timely and duly deposited in the United States mail, postage prepaid, and addressed to his last known post office address as shown by the stock record of the corporation or its transfer agent.

     (b.) Notice to directors. Any notice required to be given to any director may be given by the method stated in subsection (a), or by facsimile, telex or telegram, except that such notice other than one which is delivered personally shall be sent to such address as such director shall have filed in writing with the Secretary, or, in the absence of such filing, to the last known post office address of such director.

     (c.) Affidavit of Mailing. An affidavit of mailing, executed by a duly authorized and competent employee of the corporation or its transfer agent appointed with respect to the class of stock affected, specifying the name and address or the names and addresses of the stockholder or stockholders, or director or directors, to whom any such notice or notices was or were given, and the time and method of giving the same, shall in the absence of fraud, be prima facie evidence of the facts therein contained.

     (d.) Time Notices Deemed Given. All notices given by mail, as above provided, shall be deemed to have been given as at the time of mailing, and all notices given by facsimile, telex or telegram shall be deemed to have been given as of the sending time recorded at time of transmission.

     (e.) Methods of Notice. It shall not be necessary that the same method of giving notice be employed in respect of all directors, but one permissible method may be employed in respect of any one or more, and any other permissible method or methods may be employed in respect of any other or others.

     (f.) Failure to Receive Notice. The period or limitation of time within which any stockholder may exercise any option or right, or enjoy any privilege or benefit, or be required to act, or within which any director may exercise any power or right, or enjoy any privilege, pursuant to any notice sent him ill the manner above provided, shall not be affected or extended in any manner by the failure of such stockholder or such director to receive such notice.

     (g.) Notice to Person with Whom Communication Is Unlawful. Whenever notice is required to be given, under any provision of law or of the Articles of Incorporation or Bylaws of the corporation, to any person with whom communication is unlawful, the giving of such notice to such person shall not be require and there shall be no duty to apply to any governmental authority or agency for a license or permit to give such notice to such person. Any action or meeting which shall be taken or held without notice to any such person with whom communication is unlawful shall have the same force and effect as if such notice had been duly given. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Nevada General Corporation Law, the certificate shall state, if such is the fact and if notice is required, that notice was given to all persons entitled to receive notice except such persons with whom communication is unlawful.

(h.) Notice to Person with Undeliverable Address. Whenever notice is required to be given, under any provision of law or the Articles of Incorporation or Bylaws of the corporation, to any stockholder to whom (i) notice of two consecutive annual meetings, and all notices of meetings or of the taking of action by written consent without a meeting to such person during the period between such two consecutive annual meetings, or (ii) all, and at least two, payments (if sent by first class mail) of dividends or interest on securities during a twelve-month period, have been mailed addressed to such person at his address as shown on the records of the corporation and have been returned undeliverable, the giving of such notice to such person shall not be required. Any action or meeting which shall be taken or held without notice to such person shall have the same force and effect as if such notice had been duly given. If any such person shall deliver to the corporation a written notice setting forth his then current address, the requirement that notice be given to such person shall be reinstated. In the event that the action taken by the corporation is such as to require the filing of a certificate under any provision of the Nevada General Corporation Law, the certificate need not state that notice was not given to persons to whom notice was not required to be given pursuant to this paragraph.

ARTICLE XII
AMENDMENTS

Section 45. Amendments.

The Board of Directors shall have the power to adopt, amend, or repeal Bylaws as set forth in the Articles of Incorporation.

ARTICLE XIV
LOANS TO OFFICERS

 Section 46. Loans to Officers. The corporation may lend money to, or guarantee any obligation of, or otherwise assist any officer or other employee of the corporation or of its subsidiaries, including any officer or employee who is a Director of the corporation or its subsidiaries, whenever, in the judgment of the Board of Directors, such loan, guarantee or assistance may reasonably be expected to benefit the corporation. The loan, guarantee or other assistance may be with or without interest and may be unsecured, or secured in such manner as the Board of Directors shall approve, including, without limitation, a pledge of shares of stock of the corporation. Nothing in these Bylaws shall be deemed to deny, limit or restrict the powers of guaranty or warranty of the corporation at common law or under any statute.

Declared as the Bylaws of Fusion Golf Shafts, Inc. as of the 12th day of April, 2009.

Signature of Officers

By:	/s/ Robert L. Cashman
Secretary

By:	/s/ Doug Wilmoth
President